As filed with the Securities and Exchange Commission on November 24, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Brookstone, Inc.

(Exact name of registrant as specified in its charter)

Delaware	06-1182895
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Innovation Way

Merrimack, New Hampshire 03054

(Address of principal executive offices, including zip code)

2004 EQUITY INCENTIVE PLAN

(Full Title of the Plan)

Philip W. Roizin	David B. Walek, Esquire
Brookstone, Inc.	Ropes & Gray LLP
One Innovation Way	One International Place
Merrimack, New Hampshire 03054	Boston, Massachusetts 02110
(603) 880-9500	(617) 951-7000

(Name, Address and Telephone Number, including Area Code, of Agents for Service)

Please send copies of all communications to:

Daniel J. Burke, Esquire

Brookstone, Inc.

One Innovation Way

Merrimack, New Hampshire 03054

(603) 880-9500

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common Stock, par value $.001	900,000 shares	$18.97	$17,073,000	$2,163.15

(1)	The offering price for the shares of $18.97 per share has been estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) of the Securities Act of 1933 on the basis of the average high and low prices of Brookstone, Inc. Common Stock, par value $.001 per share, reported on the NASDAQ National Market System on November 18, 2004.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information

The information required by Item 1 is included in the documents sent or given to participants in the plan covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended.

Item 2. Registrant Information and Employee Plan Annual Information

The written statement required by Item 2 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The Registrant hereby incorporates the following documents herein by reference:

(a) The Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “Commission”) on April 15, 2004.

(b) All reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report on Form 10-K.

(c) The description of the Common Stock of the Registrant contained in the Registration Statement on Form S-1 originally filed with the Commission on April 10, 1992 (File Number 33-47123) under the Securities Act of 1933, as amended, under the caption “Description of Capital Stock” incorporated by reference into the Registrant’s Registration Statement on Form 8-A filed with the Commission on March 22, 1993 under Section 12 of the Exchange Act.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15 of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed incorporated herein by reference from the date of filing of such documents.

Item 4. Description of Securities

Not required.

Item 5. Interests of Named Experts and Counsel

No material interests.

Item 6. Exhibits

Section 145 of the General Corporation Law of the State of Delaware, as amended, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 102(b)(7) of the General Corporation Law of the State of Delaware, as amended, permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or (iv) for any transaction from which the director derived an improper personal benefit.

The Registrant’s Restated Certificate of Incorporation provides that the Company’s directors shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the exculpation from liabilities is not permitted under the General Corporation Law of the State of Delaware as in effect at the time such liability is determined. The Restated Certificate of Incorporation further provides that the Registrant shall indemnify its directors and officers to the full extent permitted by the laws of the State of Delaware.

The Company also maintains directors’ and officers’ liability insurance with a limit of $15,000,000.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

4	Brookstone, Inc. 2004 Equity Incentive Plan.

5	Opinion of Ropes & Gray LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Ropes & Gray LLP (contained in the opinion filed as Exhibit 5).

24	Power of Attorney.

Item 9. Undertakings

(a)	The undersigned registrant hereby undertakes:

1.	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933, (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2.	that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

3.	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Merrimack, New Hampshire, on this 24th day of November, 2004.

BROOKSTONE, INC.

By:	/s/ Michael F. Anthony
Name:	Michael F. Anthony
Title:	Chairman of the Board of Directors,
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated.

Signature	Capacity
/s/ Michael F. Anthony	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)
Michael F. Anthony

/s/ Philip W. Roizin Philip W. Roizin	Executive Vice President, Finance and Administration, Treasurer, Secretary and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Mone Anathan, III	Director
Mone Anathan, III

/s/ Michael L. Glazer	Director
Michael L. Glazer

/s/ Kenneth E. Nisch	Director
Kenneth E. Nisch

/s/ Andrea M. Weiss	Director
Andrea M. Weiss

Date: November 24, 2004

EXHIBIT INDEX

Exhibit Number	Title of Exhibit
4	Brookstone, Inc. 2004 Equity Incentive Plan.

5	Opinion of Ropes & Gray LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Ropes & Gray LLP (contained in the opinion filed as Exhibit 5).

24	Power of Attorney.